THE UNIFIED FUNDS

                                DISTRIBUTION PLAN

                             Pursuant to Rule 12b-1
                    Under the Investment Company Act of 1940

         DISTRIBUTION PLAN (this "Plan"), adopted on November 20, 1997, by the Board of Trustees of The Unified Funds, an Ohio business trust (the 'Trust"), with respect to each class of its shares of beneficial interest (the "Shares") set forth on the exhibits attached hereto (each a "Fund").

                              W I T N E S S E T H:

     WHEREAS, the Trust is to be registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Trust desires to adopt a plan pursuant to Rule 12b-1 under the Act with respect to the distribution of the Shares of each Fund, and the Trust's Board of Trustees has determined that there is a reasonable likelihood that such a Plan will benefit the Trust and holders of the Shares.

     NOW, THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 12b-1 under the Act with respect to each Fund, all on the terms and conditions hereinafter set forth.

     Section 1 This Plan will be administered by Unified Management Corporation, as distributor of the Funds' Shares, or any successor distributor of the Fund's Shares (the "Distributor"). In compensation for the services provided pursuant to this Plan and the Distribution Agreement between the Trust and the Distributor with respect to the Funds, the Trust shall pay the Distributor a monthly fee of up to 0.10% of each Fund's average daily net assets. The Distributor shall retain all of such fee to reimburse the Distributor for payments made or expenses incurred for distribution of the Shares, including those incurred in connection with preparing and distributing sales literature and advertising, preparing, printing and distributing prospectuses and statements of additional information used for other than regulatory purposes or distribution to existing shareholders, implementing and operating this Plan, and compensating third parties ("Providers") for their distribution services.

     Section 2 If in any month the Distributor expends or is due more monies than can be immediately paid under Section 1 hereof, due to the percentage limitation noted therein, the unpaid amount shall be carried forward from month to month while this Plan is in effect until such time, if ever, when it can be paid in accordance with the provisions of Section I hereof. If in any month the Distributor does not expend the entire amount then available under Section 1 hereof, and assuming that no unpaid amounts have been carried forward and remain unpaid under Section 1 hereof, then the amount not expended shall be considered a credit and may be drawn upon from month to month by the Distributor to permit payment under Section 1 hereof when necessary in the future (i.e., carried back). Notwithstanding the foregoing, however, no amounts payable or credit due pursuant to this Plan for any fiscal year may be carried over for payment or utilized as a credit, as the case may be, beyond the end of such year, unless the Trust's Board of Trustees approves such action and provided, in any case, that such action does not contravene any applicable rules or regulations of the Securities and Exchange Commission.

     Section 3 Any payments made by the Distributor to any Provider pursuant to this Plan will be made pursuant to a "Distribution Agreement" entered into by the Distributor on behalf of the Fund and the Provider.

     Section 4 Each Fund has the right (a) to select, in its sole discretion, the Providers to participate in the Plan and (b) to terminate without cause and in its sole discretion any Distribution Agreement.

     Section 5 Quarterly in each year that this Plan remains in effect, the Distributor shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under this Plan.

     Section 6 This Plan shall become effective with respect to each Fund upon the latest to occur of the following: (a) approval of this Plan by a majority of the Trust's Board of Trustees, including a majority of the members of the Board of Trustees who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any related documents to the Plan (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on this Plan; (b) the execution the Fund of an exhibit hereto adopting this Plan; (c) the effectiveness of the registration of the Fund's Shares under the Securities Act of 1933, as amended; and (d) the approval of this Plan by at least a majority of the outstanding voting securities (as defined in the Act) of the Fund.

     Section 7 This Plan shall remain in effect with respect to each Fund presently set forth on an exhibit and any subsequent Funds added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Fund at least annually by a majority of the Board of Trustees, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan. If this Plan is adopted with respect to a Fund after the first annual approval by the Trustees as described above, this Plan will be effective as to that Fund upon execution of the applicable exhibit pursuant to the provisions of Section 6(b) above and will continue in effect until the next annual approval of this Plan by the Board of Trustees and thereafter for successive periods of one year subject to approval as described above.

     Section 8. All material amendments to this Plan must be approved by a vote of the Board of Trustees, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, this Plan may not be amended to increase materially the amount payable by any Fund hereunder such amendment is approved by vote of the holders of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Fund.

                                       -2-


     Section 9. This Plan may be terminated with respect to any Fund at any time by: (a) a majority vote of the Qualified Trustees; or (b) a vote of a majority of the outstanding voting securities of such Fund.

     Section 10. While this Plan shall be in effect, the selection and nomination of Trustees who are not "interested persons" of the Trust will be committed to the discretion of Trustees who are themselves not interested persons of the Trust.

     Section 11. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 9 above.

     Section 12. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to
Section 5 hereof for a period of not less than six years after the date of this Plan, the first two years in an easily accessible place.

     Section 13. This Plan shall be construed in accordance with and governed by the laws of the State of Indiana.

     IN WITNESS WHEREOF, this Plan has been executed behalf of the Board of Trustees as of the date first hereinabove written.

THE UNIFIED FUNDS


/s/ Timothy L. Ashburn
Timothy L Ashburn
Trustee and President

ACCEPTED:

UNIFIED MANAGEMENT CORPORATION




By /s/ Lynn E. Wood
      Lynn E. Wood
     President

                                       -3-


                                   EXHIBIT A
                                       to
                                Distribution Plan

                           The Starwood Strategic Fund
                                The Laidlaw Fund
                         The First Lexington Balanced Fund
                          The Taxable Money Market Fund


This Plan is adopted by the Trust with respect to each of the above-named Funds.

     In compensation for the services provided pursuant to this Plan and the Distribution Agreement, the Distributor will be paid a monthly fee computed at the annual rate of 0.10% of the average daily net assets of each Fund held during the month.

     IN WITNESS WHEREOF, the parties hereto have caused this Exhibit to be executed by their officers designated below as of the date set forth below.

                                            THE UNIFIED FUNDS



                                            By /s/ Timothy L. Ashburn
                                              Timothy L. Ashburn
                                              Trustee and President

                                            UNIFIED FUND SERVIES, INC.



                                            By /s/ David A. Bogaert
                                               David A. Bogaert
                                               President

                                             Dated: January 30, 1998